Exhibit 99.1

Sharon AI Secures up to US$500M Debt Facility from USD.AI to Support GPU-Backed AI Infrastructure Expansion in Australia and Asia-Pacific

New York, USA – 22nd January, 2026. SharonAI Holdings Inc. and its subsidiaries (“Sharon AI”), a leading Australian Neocloud (SHAZ: OTC Markets, SHAZW: OTC Markets), announced USD.AI has approved a debt facility of up to US$500 million for Sharon AI, an Australian AI infrastructure provider building secure, large-scale compute for advanced AI workloads.

The facility enables Sharon AI to access asset-backed, non-recourse financing through USD.AI’s on-chain credit system, which is expected to allow approved GPU deployments to be financed with stablecoin liquidity. The structure is designed to support capital-efficient expansion of AI infrastructure while reducing reliance on traditional bank and private credit markets.

Sharon AI is expected to begin drawing on the facility as early as 1QCY26 to fund US$65 million in initial GPU deployments. The facility allows additional capacity to be financed over time as new infrastructure is validated and brought into operation.

The company recently completed a US$100 million Convertible Note capital raising to accelerate deployments of high-performance compute workloads in Australia and Asia-Pacific. Sharon AI’s infrastructure strategy focuses on delivering secure, high-performance compute optimized for AI training and inference at scale.

The Sharon AI financing facility builds on a growing set of GPU-backed financing facilities enabled by USD.AI, including previously approved guidance facilities with QumulusAI and Quantum Solutions. Collectively, USD.AI has now approved more than US$1.2 billion in guidance and non-recourse facilities for AI infrastructure operators across multiple geographies.

Conor Moore, Co-Founder and COO of Permian Labs, the developer of the USD.AI Protocol, said: “Sharon AI is precisely the type of partner USD.AI was built for – well capitalized with operational expertise and public market discipline, but unwilling to let growth be constrained by slower-moving, legacy financial rails. Their speed to adopt new financial infrastructure allows them to scale quickly to establish a dominant presence in Australia and Asia-Pacific.”

USD.AI’s financing model isolates risk at the infrastructure level by securing credit solely against verified GPU assets rather than corporate balance sheets. Approved deployments are independently validated and converted into standardized on-chain collateral, creating a transparent basis for credit issuance and ongoing monitoring.

This approach allows AI infrastructure operators to scale capacity without dilution while providing capital providers with direct exposure to income-producing compute assets. By anchoring credit to real-world GPUs, USD.AI establishes a clear linkage between deployed infrastructure and on-chain liquidity.

As demand for AI compute continues to accelerate globally, USD.AI is expanding its GPU-backed credit framework as a foundational financing mechanism for next-generation infrastructure. The protocol is designed to support repeatable, institutional-grade deployment of capital into AI compute, aligning blockchain-native settlement with long-duration, real-world assets.

Sharon AI Co-Founder and Chairman, James Manning, said “We are excited to have partnered with such an innovative financier in USD.AI. Their approach to GPU financing is market leading, and we look forward to further deployments with them as we accelerate our compute infrastructure to service hyperscale, research, enterprise and government customers in Australia and Asia-Pacific.”

# ENDS #

Contacts

Sharon AI Media Enquiries:

Rosalyn Christian/Zachary Nevas

IMS Investor Relations

+1 203.972.9200

sharonai@imsinvestorrelations.com

About SHARON AI

SharonAI Holdings Inc. (“Sharon AI”) and its subsidiaries (SHAZ:OTC Markets, SHAZW:OTC Markets), a leading Australian Neocloud, is a High-Performance Computing company focused on Artificial Intelligence and Cloud GPU Compute Infrastructure. Our cloud GPU platform and compute infrastructure is accelerating the build of AI factories and sovereign AI solutions, powering the next wave of accelerated computing adoption. For more information, visit www.sharonai.com.

About USD.AI

USD.AI is the world’s first blockchain-native credit market for GPU-backed infrastructure. The protocol turns AI hardware into tokenized collateral, unlocking financing markets with deep liquidity, attractive cost of capital and instant settlement for AI operators who require capital to scale. Through its dual-token model, USDai (a stablecoin with deep liquidity) and sUSDai (its yield-bearing counterpart), USD.AI creates new liquidity pathways for operators while offering investors scalable, real-world yields. Developed by Permian Labs, USD.AI combines DeFi principles with institutional-grade credit standards to accelerate the financing of AI infrastructure worldwide.

Forward Looking Statements:

This press release may contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are not historical facts and which are not assurances of future performance. Forward-looking statements are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “strategy,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions or references to future periods. Examples of such forward-looking statements include but are not limited to express or implied statements regarding SHARON AI’s management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future including, without limitation, statements regarding:

●	Service and product offerings;

●	Use of proceeds;

●	Acceleration of the deployment of assets;

●	Acceleration of Sharon AI’s ability to engage with additional potential customers;

●	Expansion of Sharon AI’s data center footprint

●	The firming of Sharon AI’s ability to formally lease additional capacity; and

●	The strengthening of Sharon AI’s partner network.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. . Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements include, among others, all of the risks described in the “Risk Factors” section of the Registration Statement on Form S-4 filed with the SEC on October 21, 2025, as amended. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements and other information contained in this news release are made as of the date hereof and SHARON AI does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.